PROSPECTUS




                        1,048,321 Shares

                     BellSouth Corporation
                          Common Stock




                      ___________________




     National Wireless Holdings Inc. is offering for sale
1,048,321 shares of BellSouth Corporation common stock.

     BellSouth will not receive any of the proceeds from the sale of the shares but will bear the expenses in connection with their registration.

     BellSouth common stock is listed on the New York Stock
Exchange under the symbol "BLS."





NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE BELLSOUTH COMMON STOCK TO BE ISSUED UNDER THIS PROSPECTUS OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



       The date of this Prospectus is September 29, 1997.

                      BUSINESS OF BELLSOUTH

     BellSouth Corporation is a holding company providing telecommunications services and communications systems and products. BellSouth provides predominantly tariffed telecommunications services to approximately two-thirds of the population and one-half of the territory within Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee. BellSouth's other primary businesses are wireless and international communications services and advertising and publishing products. Its principal executive offices are located at 1155 Peachtree Street, Atlanta, Georgia 30309-3610, and its telephone number is (404) 249-2000.

                     THE SELLING SHAREHOLDER

     National Wireless Holdings Inc. is offering 1,048,321 shares of BellSouth common stock, which it received from BellSouth in a merger transaction. National Wireless Holdings Inc. has not had any material relationship with BellSouth or any affiliate of BellSouth within the past three years, other than the merger transaction. National Wireless Holdings Inc. does not own more than one percent of the outstanding BellSouth common stock and is offering all BellSouth common stock owned by it.

                      PLAN OF DISTRIBUTION

     The Common Stock may be sold from time to time by National Wireless Holdings Inc., or by pledgees, donees, transferees or other successors in interest including, without limitation, Bear, Stearns & Co. Inc. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. From time to time National Wireless Holdings Inc. may engage in short sales, short sales versus the box, puts and calls and other transactions in securities of the issuer or derivatives thereof, and may sell and deliver the shares in connection therewith.

     In effecting sales, brokers or dealers engaged by National Wireless Holdings Inc. may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from National Wireless Holdings Inc. in amounts to be negotiated immediately prior to the sale. National Wireless Holdings Inc. and agents who execute orders on their behalf may be deemed to be underwriters as that term is defined in Section 2(11) of the Securities Act and a portion of any proceeds of sales and discounts, commissions or other compensation may be deemed to be underwriting compensation for purposes of the Securities Act of 1933, as amended.

     BellSouth will bear the expenses in connection with the registration of the shares and compliance with applicable state securities or Blue Sky laws.

     BellSouth also will indemnify National Wireless Holdings
Inc. against certain liabilities under applicable securities laws or contribute to payments National Wireless Holdings Inc. may be required to make.

     Any of the underwriters, dealers, brokers or agents may have other business relationships with BellSouth and its affiliates in the ordinary course of business.

                           EXPERTS

     The consolidated financial statements of BellSouth and subsidiaries incorporated by reference in this Prospectus from BellSouth's Annual Report on Form 10-K for the year ended December 31, 1996 have been incorporated herein in reliance on the report, which includes an explanatory paragraph related to a change in an accounting method, of Coopers & Lybrand L.L.P., independent accountants, also incorporated herein by reference, given on the authority of that firm as experts in accounting and auditing.

                        LEGAL OPINION

     The legality of the BellSouth common stock being offered will be passed on for BellSouth by Walter H. Alford, Executive Vice President and General Counsel of BellSouth. Mr. Alford beneficially owns approximately 34,300 shares of BellSouth common stock.

              WHERE YOU CAN FIND MORE INFORMATION

     BellSouth files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room in Washington, D.C. You can obtain copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. SEC filings are also available to the public on the SEC Internet site at http://www.sec.gov. and BellSouth's filings also are available on its Website at http://www.bellsouth.com.
Because BellSouth common stock is traded on the NYSE, you also can inspect copies of these documents at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. As permitted by the Rules and Regulations of the SEC, this Prospectus does not contain all the information set forth in the Registration Statement, of which this Prospectus is a part, which has been filed by BellSouth with the SEC to register the BellSouth common stock.

     Neither BellSouth nor National Wireless Holdings Inc. has authorized anyone to give any information regarding the offer other than the information in this Prospectus. This Prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the BellSouth common stock it describes, nor is it an offer to or solicitation of anyone to whom it would be unlawful to make an offer or solicitation. Neither the delivery of this Prospectus nor the distribution of any of the securities to which this Prospectus relates implies that the information is correct as of any time after the date of this Prospectus.

     The SEC allows BellSouth to "incorporate by reference" the information it files with it, which means that we can disclose important information to you by referring you to those documents.

The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information. The documents we have listed below, and any future filings made with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 until the termination of the offering, comprise the incorporated documents:

          (a)  Annual Report on Form 10-K for the year ended
               December 31, 1996, which includes the description of BellSouth common stock;

          (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997; and

          (c)  Current Reports on Form 8-K for January 23, April
               21, July 1, 1997, July 9, 1997 and July 24, 1997.

     Upon request, BellSouth will provide, without charge, a copy of any or all of its documents incorporated by reference in this document (other than exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents). You should direct requests for copies to BellSouth Investor Relations, 1155 Peachtree Street, Room 14B06, Atlanta, Georgia 30309-3610 (Telephone: 1-800-241-3419).